     As filed with the Securities and Exchange Commission on August 13, 1998
                                                      REGISTRATION NO. 333-____

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                -----------------
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                                -----------------
                            TANISYS TECHNOLOGY, INC.
             (Exact name of registrant as specified in its charter)

            WYOMING                                      74-2675493
(State or other jurisdiction of             (I.R.S. Employer Identification No.)
 incorporation or organization)

                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                               AUSTIN, TEXAS 78727
                                 (512) 335-4440
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                -----------------

                                  JOE O. DAVIS
     SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND CORPORATE SECRETARY
                            TANISYS TECHNOLOGY, INC.
                      12201 TECHNOLOGY BOULEVARD, SUITE 125
                               AUSTIN, TEXAS 78727
                                 (512) 335-4440
            (Name, address, including zip code and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                    Copy to:
                                PHILLIP M. RENFRO
                           FULBRIGHT & JAWORSKI L.L.P.
                         300 CONVENT STREET, SUITE 2200
                            SAN ANTONIO, TEXAS 78205
                                 (210) 224-5575

                                -----------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this Registration Statement becomes effective.

        If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE
===========================================================================================================================
Title of each                                  Proposed                                                     Amount
class of securities       Amount to be         maximum offering            Proposed maximum aggregate       of registration
to be registered          registered(1)        price per security(2)       offering price(2)                fee
---------------------------------------------------------------------------------------------------------------------------
Common Stock,
no par value .............  5,353,374                $2.2188                       $11,878,066                 $3,504
---------------------------------------------------------------------------------------------------------------------------
Total.....................  5,353,374                   --                         $11,878,066                 $3,504
===========================================================================================================================

(1) Pursuant to Rule 416(a), this Registration Statement shall also cover any additional shares of Common Stock which become issuable by reason of the terms of the Certificate of Designation for the Company's 5% Series A Convertible Preferred Stock or any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of the outstanding shares of Common Stock.

(2) Pursuant to Rule 457(c), the maximum offering price per security and maximum aggregate offering price of the Common Stock have been calculated on the basis of the average of the high and low sale prices of the Common Stock as reported in the NASDAQ SmallCap Market System on August 11, 1998.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

P R O S P E C T U S


                                5,353,374 SHARES

                            TANISYS TECHNOLOGY, INC.

                                  COMMON STOCK

                                 ---------------

         This Prospectus has been prepared for use in connection with the proposed sale or distribution by certain stockholders (the "Selling Stockholders") of an aggregate maximum number of 5,353,374 shares (the "Shares") of common stock, no par value ("Common Stock"), of Tanisys Technology, Inc. (the "Company"). On June 30, 1998 the Company completed the sale of 400 shares of Series A Convertible Preferred Stock , par value $1.00 per share ("Series A Stock"), as well as warrants to acquire an additional 199,999 shares of Common Stock (the "Warrants"). See "Recent Developments." The Shares are being registered by the Company pursuant to a Convertible Stock Purchase Agreement and a Registration Rights Agreement between the Company and one of the Selling Stockholders. For the pricing formula used in determining the conversion price of the Series A Convertible Preferred Stock, See "Selling Stockholders." The Series A Stock and the Warrants were issued pursuant to an exemption from registration under Section 4(2) of the Securities Act of 1933, as amended. The Shares may be sold from time to time by or for the account of the Selling Stockholders, their pledgees, donees, transferees or other successors-in-interest, in the over-the-counter market, on the NASDAQ SmallCap Market or otherwise in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices, or at negotiated prices. The Shares may be sold by any one or more of the following methods, without limitation: (a) block trade(s) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus;
(c) an exchange distribution in accordance with the rules of The Nasdaq Stock Market or applicable exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; (g) a combination of any such methods of sale; and (h) any other method permitted pursuant to applicable law. See "Plan of Distribution."

         The Common Stock is traded on the NASDAQ SmallCap Market System (the "SmallCap Market") under the symbol "TNSU." On August 12, 1998, the last reported sale price for the Common Stock on the SmallCap Market was $2.125 per share.

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby and will bear all costs, expenses and fees incident to their registration. See "Plan of Distribution."

         The Shares have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Shares should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                                 ---------------

        AN INVESTMENT IN THE SHARES OFFERED HEREBY INVOLVES A HIGH DEGREE
      OF RISK. PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS
        SET FORTH UNDER THE CAPTION "RISK FACTORS" BEGINNING ON PAGE 13.

                                 ---------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECU-
        RITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
          PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                 The date of this Prospectus is August 13, 1998

                              AVAILABLE INFORMATION

         The Company has filed with the Securities and Exchange Commission (the "SEC") in Washington, D.C., a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities offered by this Prospectus. Certain of the information contained in the Registration Statement is omitted from this Prospectus, and reference is hereby made to the Registration Statement and exhibits and schedules relating thereto for further information with respect to the Company and the securities offered by this Prospectus. The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the SEC. Such reports, proxy statements and other information are available for inspection and copies of such materials may be obtained upon payment of the fees prescribed therefor by the rules and regulations of the SEC from the SEC, at its principal offices located at Judiciary Plaza, 450 Fifth Street, Room 1024, Washington, D.C. 20549, and at the following regional offices of the SEC: Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661- 2511 and at Seven World Trade Center, Suite 1300, New York, New York 10048, and copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the SEC, at 450 Fifth Street, N.W., Judiciary Plaza, Washington, D.C. 20549 upon the payment of the fees prescribed by the SEC. The SEC maintains a WorldWide Web site on the Internet at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 and the Company's Quarterly Reports on Form 10-Q for the quarters ended December 31, 1997 and March 31, 1998 are hereby incorporated herein by reference.

         The description of the Company's Common Stock, which is contained under the caption "Description of Registrant's Securities to be Registered" in the Form 10 filed with the SEC on November 27, 1996 and subsequently amended by the Form 10/A filed with the SEC on May 12, 1997, is hereby incorporated herein by reference.

         All documents filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the Registration Statement of which this Prospectus is a part with respect to registration of the Shares, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document which also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to:
Tanisys Technology, Inc., 12201 Technology Boulevard, Suite 125, Austin, Texas 78727, Attention: Joe O. Davis, telephone (512) 335-4440.

                                   THE COMPANY

         The Company offers build-to-order services, designs and markets products consisting of semiconductor memory modules, designs and builds memory module testers and provides design services in conjunction with the licensing of its Touch sensor products. Operating under the Tanisys Technology name since 1994, the Company has developed into an independent manufacturer of standard and custom semiconductor memory modules for a variety of computer and electronics OEMs. The Company also markets the DarkHorse line of memory testers and licenses its proprietary Tanisys Touch technology. In 1997, the Company changed its focus from selling off-the-shelf semiconductor memory modules to specializing in services designed to provide OEM customers with build-to-order board-level solutions. Currently, approximately 50% of the Company's revenues are derived from selling off-the-shelf semiconductor memory modules. In connection with its build-to-order services, the Company has developed extensive design and manufacturing expertise under its Comprehensive Logistics and Supply Solutions ("CLASS") Program to respond to its customers' rapidly changing requirements. To this end, the Company maintains design centers and manufacturing facilities in Austin, Texas and Hamilton, Lanarkshire, Scotland. The Company's principal customers include electronic OEMs, semiconductor manufacturers, computer distributors, value-added resellers ("VARs") and system integrators. The Company's OEM customers currently include Siemans AG, LG Semicon, Dell Computer Corporation, Bay Networks and Solectron Corp. The Company also provides products for the build-to-order programs of Compaq Computer Corporation, Dell Computer Corporation and Hewlett Packard Company.

         The Company was organized under the laws of the Province of British Columbia, Canada, on January 27, 1984, as Montebello Resources Ltd. to exploit the mineral, oil and gas exploration business in British Columbia and Manitoba, Canada. On October 7. 1992, the Company changed its name to First American Capital Group Inc. The Company was unsuccessful in the oil and gas business, and in 1992 deemed itself inactive pursuant to the rules and regulations of the Vancouver Stock Exchange ("VSE"), where its common stock, no par value per share (the "Common Stock"), had been traded. During the first two quarters of 1993, the Company was reorganized in accordance with the rules of the VSE. As part of this reorganization, the Company acquired certain computer game controller technology, which was the forerunner of the Company's Tanisys Touch technology. The Company changed its name to Rosetta Technologies Inc. on May 13, 1993. In June 1993, Rosetta Marketing and Sales, Inc. was incorporated in the State of Texas as a wholly owned subsidiary of the Company to provide marketing for the Company's products. On June 30, 1993, the Company acquired all of the outstanding capital shares of Timespan Communications Corp. ("Timespan") for the issuance of Common Stock and the assumption of certain indebtedness. Also on June 30, 1993, the Company filed Articles of Continuance with the Secretary of State of the State of Wyoming and was issued a Certificate of Continuance, which continued the corporation's charter under the Wyoming Business Corporation Act as if it had been incorporated thereunder. On October 1, 1993, the Company caused all of the software technology owned by Timespan to be transferred to the Company, and Timespan subsequently has been liquidated. On July 11, 1994, the Company changed its name to Tanisys Technology, Inc. The Company's Common Stock has traded on the NASDAQ SmallCap Market under the symbol "TNSU" since May 22, 1997.

         Effective May 21, 1996, the Company acquired, through mergers with its wholly owned subsidiaries, all of the outstanding common stock of 1st Tech Corporation ("1st Tech") and DarkHorse Systems, Inc. ("DarkHorse") and began operations in Austin, Texas as a consolidated group of companies providing custom design, engineering and manufacturing services, test solutions and standard and custom module products to leading OEMs in the computer networking and telecommunications industries.

RECENT DEVELOPMENTS

         Effective February 1998, the Company established Tanisys (Europe) Limited, a wholly owned subsidiary of the Company located in Scotland. Tanisys (Europe), Limited will offer its Comprehensive Logistics and Supply Solutions ("CLASS") program, build-to-order services, turn-key manufacturing services and manufacture and market products consisting of semiconductor memory modules. Tanisys (Europe), Limited also will serve as the European sales and marketing office for DarkHorse tester products designed and manufactured by the Company, including the recently announced SIGMAo 3(TM) tester that offers module manufacturers high-volume production testing systems for 100 MHZ Synchronous Dynamic Random Access Memory ("SDRAM").

         Pursuant to a Convertible Preferred Stock Purchase Agreement dated June 30, 1998 (the "Purchase Agreement") between the Company and KA Investments LDC, a Cayman Islands corporation ("KA Investments"), the Company issued 400 shares of its 5% Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Stock"), for an aggregate purchase price of $4,000,000. The Series A Stock is convertible into shares of Common Stock pursuant to a formula based upon the Conversion Price, which shall be equal to the lower of either (a) $2.31 per share or (b) 80% of the average of the three lowest closing bid prices per share of Common Stock for the 30 trading days immediately prior to conversion (as more fully described in the Articles of Incorporation of the Company). Dividends accrue on the Series A Stock at a rate of 5% per annum, and may be paid in shares of Common Stock, but must be paid in cash upon the occurrence of certain events. The Company is required to redeem certain of the shares of Series A Stock upon the occurrence of certain triggering events. In addition, the Company granted warrants (the "Warrants") to KA Investments, Midori Capital Corporation ("Midori"), Hoth Incorporated ("Hoth") and Randy Stein ("Stein") (KA Investments, Midori, Hoth and Stein collectively referred to herein as the "Selling Stockholders") to purchase an aggregate of approximately 200,000 shares of Common Stock at a purchase price of $3.00 per share (subject to adjustment as provided by the terms of the Warrants). The Warrants may be exercised on or before June 30, 2002. Pursuant to a Registration Rights Agreement between the Company and KA Investments dated June 30, 1998, the Company granted the Selling Stockholders certain registration rights related to the shares of Common Stock issuable upon conversion of the Series A Stock and upon the exercise of the Warrants. The Registration Statement to which this Prospectus is a part has been filed pursuant to the terms of such Registration Rights Agreement and registers the resale by the Selling Stockholders of such shares of Common Stock issuable upon conversion of the Series A Stock and upon exercise of the Warrants. Each of the Purchase Agreement, the Registration Rights Agreement, a form of the Warrants and the Articles of Incorporation of the Company, as amended (containing the terms of the Series A Stock) have been filed as exhibits to the Registration Statement to which this Prospectus is a part.

         On July 27, 1998, the Company announced its results for its third fiscal quarter ended June 30, 1998. Gross profit for the quarter decreased to $600,000 on $6.8 million in net sales, a 9.3% gross margin, from $1.5 million gross profit on $11.2 million in net sales, a 13.1% gross margin, in the third quarter of fiscal 1997. For the third quarter of fiscal 1998 the Company reported a net loss of $2.6 million, as compared to a $2.3 million loss in the same quarter of 1997. Net loss per share decreased to $0.12 per share in the third quarter of fiscal 1998 as compared to $0.13 in the third quarter of fiscal 1997.

                                  THE BUSINESS

INDUSTRY BACKGROUND

         The demand for semiconductor memory modules in digital electronic systems has grown significantly over the last several years, resulting in the increased importance of memory in determining system performance. An increasing demand for greater system performance requires that electronics manufacturers increase the amount of memory incorporated into a system.

         Factors contributing to the growing demand for memory include growing unit sales of personal computers ("PCs") in the business and consumer market segments; increasing use of PCs to perform memory-intensive graphics tasks; increasingly faster microprocessors; the release of increasingly memory intensive software; and the increasing performance requirements of workstations, servers and networking and telecommunications equipment.

         Semiconductor memory products are segmented into three primary classes:
Dynamic Random Access Memory ("DRAM"), Static Random Access Memory ("SRAM") and non-volatile memory, such as Flash memory. DRAM typically is the large "main" memory of systems; SRAM provides higher performance; and Flash memory and other non-volatile memory retain their contents when power is removed. In addition, within each of these broad categories of memory products, semiconductor manufacturers are offering an increasing variety of memory devices which are designed for application specific uses.

         The growing variety of memory components also drives demand for memory tester systems to test each of these memory module types.

THE DRAM MARKET

         Of the three primary classes of semiconductor memory, DRAM is predominately used in computers due to lower cost and increased performance. Market demand for higher performance PCs and workstations and the increased focus on high-throughput networking and telecommunications systems are creating a need for higher volumes of DRAM memory in electronic systems. For example, International Business Machines Corp ("IBM") has estimated that PCs use 70% of all memory, and market researcher International Data Corporation ("IDC") expects the average amount of memory used by each PC to grow from 19.6 megabytes in 1996 to 96 megabytes by 2001.

         The Company believes the near-term DRAM market will fragment into increased numbers of semiconductor memory module designs due to different architectures, voltages and densities emerging for new systems while demand continues for current and older designs. Popular among the architectures are SDRAM, Synchronous Graphics RAM ("SGRAM"), RAMBUS (a new proprietary memory technology), Video RAM ("VRAM"), Fast Page Mode ("FPM") and Extended Data Out ("EDO"). DRAM integrated circuits are undergoing a shift to 64 megabits ("Mbits") and in operating voltages from 5.0 volts to 3.3 volts and less. Therefore, the Company anticipates the combinations of module types will greatly increase over the next several years.

THE SRAM MARKET

         The market for SRAM typically is segmented into low power and high speed segments. Low power SRAM devices are used primarily in computing or electronics industry applications in which minimal power consumption is the top priority. Popular uses of low power SRAM devices include portable computers that rely on battery power.

         The primary market demand for high speed SRAM devices is to "buffer" fast system components from slower system components. In PCs, the most common use of SRAM devices has been as "cache" memory, which increases a system's performance and avoids having the increasingly faster microprocessor waiting on slower DRAM. Access rates of DRAMs have not increased as fast as the speed of microprocessors, and therefore, the demand for cache memory has increased. High speed SRAMs also are seeing a rapid proliferation of configuration combinations due to advances in speed, architecture, density and operating voltages. These advances are needed primarily due to the increasing speed and complexity of microprocessors such as the Pentium II, Pentium Pro, the PowerPC and the Alpha microprocessor family. High speed SRAMs are achieving access times below 3 nanoseconds and are developing synchronous modes similar to SDRAMs to meet the needs of these new microprocessors.

THE FLASH MEMORY MARKET

         Flash memory is a specialized non-volatile memory that can be updated similar to DRAM but retains its data after power has been turned off. The ability to update the contents of Flash memory is the main benefit relative to most other non-volatile memory devices, such as erasable programmable read only memory ("EPROM") devices, that makes Flash memory useful for containing software which is likely to need updating. Typical uses include Basic Input Output System ("BIOS") for PCs, control memory for the rapidly evolving market of thin client/network computer/Windows terminals, control programs for routers and other networking equipment and storage for portable computers, personal digital assistants and digital cameras. Consequently, the market for Flash memory is growing rapidly.

         Flash memory is often packaged in removable modules to meet the needs of portable applications. These modules vary widely for their target systems. There are many Flash memory architectures available in the market today, which are often offered in multiple modes and voltages. Therefore, Flash memory has many configurations and the number of configurations has proliferated widely.

MEMORY MODULE MARKET

         Semiconductor memory modules are small printed circuit board assemblies containing semiconductor memory devices and support circuitry. Many computer and electronic systems use semiconductor memory modules as standard architectural components. The modules permit OEMs to more easily upgrade their systems and to increase flexibility by permitting different types of modules to configure the one base system for multiple price or performance targets. Semiconductor memory modules often attach directly to a computer system board, eliminating or reducing the need to include memory devices on the system board for space reasons as well as flexibility of the base system. Semiconductor memory modules also permit OEMs to manufacture systems on a build-to-order basis by permitting the OEM to configure the system after the customer's order is placed. The benefits of build-to-order for OEMs are faster availability, increased customer satisfaction, reduced investment in inventories and reduced costs. Semico Research Corporation estimates that the market size for semiconductor memory modules in 1997 was $22.6 billion worldwide.

         The memory module market is segmented into off-the-shelf and custom components. Off-the-shelf modules often comply with industry standards and are available from multiple vendors. These are usually popular, high volume designs using DRAM memory which are used in desktop PCs, notebook computers, network routers, disk drive controllers and printers. These modules typically are sold directly to OEMs and to end users via computer resellers.

         Custom semiconductor memory modules meet the unique needs of OEM computer and electronic systems. The proliferation of memory device options has resulted in specialized semiconductor memory modules that are ideal for the performance of a particular system or a set of applications but are not available off the shelf. These custom modules are typically contracted from a few suppliers. The limited market for such modules often dictates build-to-order manufacturing in order to limit inventory risks.

         Computer and electronics manufacturers frequently choose to use memory expert partners for the design and manufacture of semiconductor memory modules due to the wide array of memory devices which can be considered for a target system. Increasing speeds make the design and testing of modules more complex, thus using memory partners permits system manufacturers to focus on differentiating their product. OEMs outsource these services in a range of levels, including build-to-print (manufacturing only), turnkey design and manufacture, vendor specification and build-to-order.

         The manufacturers of semiconductor memory modules consist of two subsets: semiconductor manufacturers who build modules and independent third parties who acquire memory devices and integrate them into modules. Semiconductor vendors controlled 64% of the module market in 1993 while third party vendors controlled 57% in 1996 according to Semico Research Corporation. The Company expects the trend toward dominance by independent third parties to continue as it believes that semiconductor manufacturers may not have a business model in place which is suited to meet the needs of many large customers of custom semiconductor memory modules, including support for build-to-order.

         Independent third party manufacturers of semiconductor memory modules supply product to two primary market segments: the OEM channel and the reseller channel. Third party suppliers to the OEM channel typically offer custom product, although some computer and peripheral OEMs use off-the-shelf semiconductor memory modules. Third party suppliers to the reseller channel typically offer standard DRAM semiconductor memory modules as an upgrade product sold through computer distributors and retail channels. Semiconductor manufacturers sell modules almost exclusively to OEMs. Both semiconductor memory suppliers and independent third party module manufacturers are customers for module testers, and as such, represent both potential customers and competitors of the Company. The memory module tester market is described below under the heading "Memory Module Tester Market."

MEMORY MODULE TESTER MARKET

         Memory module testers are important to assure that semiconductor memory modules meet the necessary specifications of performance. Memory module tester use typically is segmented into system manufacture and system aftermarket. System manufacture typically involves the manufacturer of the memory module being able to test its completed modules. This usually requires "at speed" testing, where the module is exercised under the same demands as actual use. Buyers generally evaluate reliability, productivity, accuracy, advanced automation, software flexibility, service, customer support and price. The Company believes that these purchase criteria are typical of module tester buyers as well. Most manufacturers of semiconductor memory modules perform "at speed" testing of all modules with exacting and accurate testers. Significant expansion of test capacity is likely due to changing architectures and strong growth of memory demand.

         The actual test for a module is unique to its design in terms of architecture, pinout, speed rating, voltage, organization and size and will use any of several common test algorithms. Therefore, the number of potential memory test configurations is much greater than the number of semiconductor memory modules. This makes test development a potentially costly task. The ability of a tester manufacturer to provide support for the development of low cost, accurate tests is a significant consideration in the buying decision.

         Module testing requirements for the system aftermarket are typically less robust. Memory additions to systems in use typically are already tested in accordance with the needs of the system manufacture segment and need only module identification to assure the correct module is being installed. Servicing of failed systems often requires limited testing of modules but typically does not require "at speed" testing. As a result, aftermarket module testing usually has higher sensitivity for portability and cost than does module testing at the time of system manufacture.

TOUCH SENSOR MARKET

         The touch sensor market is extremely broad since the sensor is capable of being utilized in any application where a switch is needed. Any product which benefits from a low profile, sealed, environmentally robust, highly durable, low cost, simple or easily customized switch is a very good candidate for a touch sensor switch.

PRODUCTS AND SERVICES OF THE COMPANY

         The Company offers build-to-order services, designs and markets products consisting of semiconductor memory modules, designs and builds memory module testers and provides design services in conjunction with the licensing of its Touch sensor products. The Company's semiconductor memory modules include DRAM, SRAM and Flash memory. The Company offers custom semiconductor memory modules, as well as standard semiconductor memory modules that comply with industry standards established by the Joint Electronic Development Engineering Council ("JEDEC"). The Company's memory module testers are oriented for both system assembly and aftermarket purposes and include a broad line of test fixtures and test algorithms.

COMPREHENSIVE LOGISTICS AND SUPPLY SOLUTIONS

         The Company offers build-to-order services for custom products under its CLASS program. CLASS is oriented toward building alliances with semiconductor suppliers and major computer and electronic manufacturers. The Company will assist these customers in achieving fast time-to-market for new products as well as rapid manufacturing cycle times. The Company will assist semiconductor suppliers develop increased market share and help the computer and electronic manufacturers to be faster to market, providing lower cost and more rapidly satisfying the needs of their customers.

         Specific functions of CLASS include design/development, quick-turn prototyping, assembly, test development, documentation, supply chain management, complete Electronic Data Interchange ("EDI") integration, support services and security/disaster recovery plan. The Company offers design expertise in memory and other product areas and is unique in maintaining its own commercial test equipment capabilities.

SEMICONDUCTOR MEMORY MODULES

         DRAM. The Company offers a wide line of DRAM semiconductor memory modules, including single in-line semiconductor memory modules ("SIMMs"), dual in-line semiconductor memory modules ("DIMMs") and small outline dual in-line semiconductor memory modules ("SO DIMMs"). The Company's DRAM modules are available in various configurations of up to 168 pins and densities of up to 256 MBytes. These modules are available in FPM, EDO, SDRAM and SGRAM architectures, with both 5.0 volt and 3.3 volt versions.

         The following chart summarizes the Company's more than 550 off-the-shelf DRAM module products:

PRODUCT DESCRIPTION             TYPES            MODES           DENSITIES         PRIMARY USAGE

168-pin PC100 Synchronous       x64/x72ECC       SDRAM           16MB-256MB        Newest PCs, highend workstations
DIMM

168-pin PC66 Synchronous        x64/x72ECC       FPM/EDO         16MB-256MB        Newer PCs, servers, workstations,
DIMM                                                                               routers

168-pin PC100 Registered        x72ECC           SDRAM           32MB-512MB        Newest highend servers
DIMM

168-pin DIMM (buffered or       x64/x72ECC       FPM/EDO         8MB-128MB         Legacy PCs, switches, routers,
unbuffered)                                                                        controllers

144-pin Synchronous             x64              SDRAM           8MB-64MB          Newest notebooks, network PCs,
SO-DIMM                                                                            set tops

144-pin SO-DIMM                 x64              FPM/EDO         8MB-64MB          Later notebooks, laptops and set
                                                                                   tops
72-pin SO-DIMM                  x32              FPM/EDO         4MB-32MB          Legacy laptops, notebooks ATMs

72-pin SIMMs                    X32/x36/x40      FPM/EDO         4MB-128MB         Legacy PC servers, routers and
                                                                                   controllers

MEMORY MODULE TESTER PRODUCTS

         The Company's memory module testers are marketed under the DarkHorse brand name to utilize existing brand awareness. The tester line is oriented toward both module manufacturers for system assembly and aftermarket purposes. The SIGMAo 3 tester is sold to module manufacturers who build leading edge SDRAM modules for the newest PC100 personal computers and is targeted towards high volume production testing. The SIGMAo 2 tester is designed for module manufacturers who need to perform "at speed" tests of synchronous and asynchronous DRAM, SRAM, Flash memory and VRAM modules. It is aggressively priced relative to major competitors. The SIGMAo 2 is being used widely by leading module manufacturers throughout the world.

         The Company also markets the portable SIGMAo LC and SYNCo LC testers for the aftermarket segment. Customers in this segment value the ease-of-use and rapid identification of module type. The types of customers for these testers include module manufacturers, module retailers, large retail chains using them for PC service purposes, and distributors. New tester development is ongoing, driven by new memory industry developments.

         The DarkHorse testers have standard or optional capabilities to support the following types of products:

         -        30 and 72 pin SIMMs for PCs -- Buffered 168 pin DIMMs for PCs
         -        Buffered 168 pin DIMMs for PCs
         -        Unbuffered 168 pin DIMMs for PCs
         -        Unbuffered 168 pin SDRAM DIMMs for PCs
         -        144 pin SO DIMMs for certain proprietary notebook computers
         -        144 pin JEDEC SO DIMMs
         -        SOJ normal DRAM components
         -        SOJ SRAM components
         -        SOJ wide DRAM components
         -        TSOP DRAM components
         -        DIP SRAM components
         -        Notebook docking adapters
         -        60, 68 and 88 pin credit card semiconductor memory modules
         -        VRAM upgrades

         -        80 pin JEDEC Flash memory
         -        Modules for Intel Corp. "COAST" architecture
         -        Prototype development of proprietary test fixtures

         The Company differentiates its testers by targeting its tester features specifically for the purpose of testing memory products. The Company's testers are designed for comparable performance at lower prices relative to general purpose testers offered by Hewlett-Packard Company and Advantest.

TOUCH SENSOR PRODUCTS

         Tanisys Touch is a proprietary technology which the Company attempts to protect by patents, copyrights and trademarks, and is available for licensing to third parties for incorporation into their products. The Company licenses Tanisys Touch to OEMs which embed it into various products as a robust switching mechanism. The touch sensor market is primarily an alternative to a variety of switch technologies such as mechanical switches, membrane switches and bubble switches.

         Some advantages of Tanisys Touch relative to alternative switch technologies are no moving parts, high reliability, ability to work through most plastics, easy customization, ability to work on multiple materials and low cost. Relative to other vendors' touch implementations, Tanisys Touch does not need reference capacitors, analog to digital converters or multiple electrodes. Instead, the Company's proprietary technology is designed to be a reliable, simple, low cost touch implementation, and the Company intends to position these advantages against alternative switch technologies.

CUSTOMERS, SALES AND MARKETING

         The Company's primary customers include computer and electronics OEMs, semiconductor manufacturers, distributors, corporate end users, VARs and systems integrators. In fiscal 1997 and 1996, the Company's ten largest customers accounted for approximately 53.2% and 45.3% of net sales, respectively. During fiscal 1997, the Company had one customer, Tandy Corporation, that accounted for 12.0% of net sales. In fiscal 1996, no one customer accounted for more than 10% of net sales.

         The Company primarily sells its module products directly and through a network of independent sales representative organizations to OEM customers worldwide. The Company sells the majority of its tester products directly to other module manufacturers and sells a portion through distribution partners and independent sales representative organizations. Licensing of Tanisys Touch is through licensing agreements with customers.

         The Company maintains relationships with leading global suppliers of memory semiconductor devices and frequently works jointly with these suppliers in quoting customer opportunities.

         The Company's OEM marketing activities include advertising in trade and business magazines, direct mail and solicitation via the Company's Internet web site.

         Sales generally are made against standard customer purchase orders. The Company's backlog generally includes those customer orders for which it accepted purchase orders and planned shipment dates within the next year. Backlog is not an indicator of future sales, and orders in the backlog are subject to change in delivery terms or even cancellation. Accordingly, there is no assurance that current backlog will lead to future sales. The Company's total backlog was $2.4 million and $356,000 at fiscal 1997 and 1996 year end, respectively.

RESEARCH AND DEVELOPMENT

         The Company's management believes that the timely development of new products and technologies is essential to maintain the Company's competitive position. In the electronics market, the Company's research and development activities are focused primarily on new module products, the continual improvement in memory test products and solutions and the ongoing improvement in manufacturing processes and technologies. Additionally, the Company provides research and development services for customers either as joint or contracted development. The

Company plans to continue to devote substantial research and development efforts to the design of new module products which address the requirements of OEM, corporate and retail customers.

         The Company's management believes that its Tanisys Touch technology has been developed to a viable commercial level and that the next step is introduction of consumer products utilizing Tanisys Touch into the marketplace by OEMs. Support continues to be provided to OEMs in the PC and appliance industries toward this end.

         The Company's research and development expenses were $2.6 million in fiscal 1997, $1.1 million in fiscal 1996 and $410,000 in fiscal 1995.

COMPETITION

         The memory module and memory test equipment industries are intensely competitive. Each of these markets includes a large number of competitive companies, several of which have achieved a substantial market share. Certain of the Company's competitors in each of these markets have substantially greater financial, marketing, technical, distribution and other resources, greater name recognition, lower cost structures and larger customer bases than the Company. In the memory module market, the Company competes against semiconductor manufacturers that maintain captive memory module production capabilities, including Samsung Electronics Company Limited ("Samsung") and Micron Electronics, Inc. (a subsidiary of Micron Technology, Inc.). The Company also competes with independent memory module manufacturers, including Smart Modular Technologies, Inc. and Kingston Technology, Inc. In the memory tester market, the Company competes primarily with companies such as Hewlett-Packard, Inc. and Advantest, Inc. Competition for the Company's CLASS business of manufacturing services includes SCI Systems, Inc. and Avex Electronics, Inc. The Company faces competition from current and prospective customers that evaluate the Company's capabilities against the merits of manufacturing products internally. In some cases the Company's tester customers represent direct competition to the Company's memory module business. In addition, certain of the Company's competitors, such as Samsung, are significant suppliers to the Company. These suppliers may have the ability to manufacture competitive products at lower costs than the Company as a result of their higher levels of integration. The Company also faces competition from new and emerging companies that have recently entered or may in the future enter the markets in which the Company participates.

         The Company expects its competitors to continue to improve the performance of their current products, to reduce their current product sales prices and to introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of the Company's products. There can be no assurance that enhancements to or future generations of competitive products will not be developed that offer better prices or technical performance features than the Company's products. To remain competitive, the Company must continue to provide technologically advanced products and manufacturing services, improve quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, reduce manufacturing and testing costs and compete favorably on the basis of price. In addition, increased competitive pressure has led in the past, and may continue to lead to, intensified price competition, resulting in lower prices and gross margin, which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully in the future.

INTELLECTUAL PROPERTY

         The Company has filed the following applications with the U.S. Patent and Trademark Office for patents to protect its intellectual property rights in products and technology that have been developed or are under development:

                  1. Application covering claims for hardware, firmware, software and methods operations for a broad range of applications for its touch technology. The patent was granted on April 16, 1996 under Registration No. 5,508,700. Corresponding international patent applications have been filed in selected European, Asian and North American countries. Management of the Company believes that if competitors decide to pursue the discrete touch market, they could be in violation of the Company's patent. The Company has no knowledge of any such infringement to date.

                  2. Application for "Computer Input Device for Use in Conjunction with a Mouse Input Device." This pending application is targeted to protect the Company's technology related to capacitive sensing used in a mouse pad or other flush-mounted touch device.

                  3. Application for "Capacitive Sensitive Input Circuit with Common Pad." This pending application is targeted to protect the Company's touch technology which could be used in extreme or hostile environments and can function to improve the reliability of touch sensor operation in such environments.

                  4. Application for "Capacitive Sensitive Switch Method and System." This pending application relates generally to touch sensor switches, and more particularly to an automated digital system for sensing the capacitance of touch pads to determine when a physical object has come into contact with a touch pad.

                  5. Application for "Synchronous Memory Identification System." This pending application relates generally to memory test systems, and more particularly to an automated method and system for identifying SDRAM and SGRAM memories.

                  6. Application for "Nested Loop Method of Identifying Synchronous Memories." This pending application relates generally to memory test systems, and more particularly to a nested loop method which may be used in a memory test system to identify SDRAM and SGRAM memories.

                  7. Application for "Synchronous Memory Test System." This pending application relates generally to memory test systems, and more particularly to a test system for SDRAM and SGRAM memories.

                  8. Application for "Enhanced Contact Test." This pending application relates to a system for determining if one memory module contact is shorted to any other contact on the same memory module.

                  9. Application for "Microsequencer." This pending application relates generally to a programmable instruction processor for sequencing the operation of a high-speed memory test system.

                  10. Application for "Parametric Test System." This pending application relates to a system for shortening the time needed to determine if memory module contacts were successfully connected during the manufacturing process.

                  11. Application for "Programmable Pulse Generator." This pending application relates to a circuit for producing pulses of digitally programmable latency and width.

                  12. Application for "Test System." This pending application relates to a system and method for using a graphical waveform editor to program timing parameters into a memory test system.

         There can be no assurance that the pending patent applications will be approved or approved in the form requested. The Company expects to continue to file patent applications where appropriate to protect its proprietary technologies; however, the Company believes that its continued success depends primarily on factors such as the technological skills and innovation of its personnel rather than on patent protection. In addition, the Company attempts to protect its intellectual property rights through trade secrets, copyrights, trademarks and a variety of other measures, including non-disclosure agreements. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that its intellectual property rights can otherwise be protected meaningfully. There can be no assurance that patents will issue from pending or future applications or that if patents are issued, they will not be challenged, invalidated or circumvented, or that rights granted thereunder will provide meaningful protection or other commercial advantage. Furthermore, there can be no assurance that third parties will not develop similar products, duplicate the Company's products or design around the patents owned by the Company or that third parties will not assert intellectual property infringement claims against the Company. In addition, there can be no assurance that foreign intellectual property laws will adequately protect the

Company's intellectual property rights abroad. The failure of the Company to protect its proprietary rights could have a material adverse effect on its business, financial condition and results of operations.

         The Company's executive offices are located at 12201 Technology Boulevard, Suite 125, Austin, Texas 78727, and its telephone number is 512/335-4440.

                                  RISK FACTORS

         Other than historical and factual statements, the matters and items discussed in this Prospectus are forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in the forward-looking statements. In addition to other information contained in this Prospectus, the following factors could contribute to such differences. Prospective investors should carefully consider the following factors and cautionary statements in determining whether to purchase shares of Common Stock in the offering made hereby. All factors should be considered in conjunction with the other information and financial data appearing elsewhere in this Prospectus and in the documents incorporated herein by reference. The Company does not intend to update these forward-looking statements. See "Disclosure Regarding Forward-Looking Statements."

         AN INVESTMENT IN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK. EACH INVESTOR SHOULD CAREFULLY EXAMINE THIS ENTIRE PROSPECTUS AND SHOULD GIVE PARTICULAR ATTENTION TO THE RISK FACTORS SET FORTH BELOW.

HISTORY OF LOSSES; PROFITABILITY UNCERTAIN.

         The Company has experienced operating losses since inception. At March 31, 1998, the Company had an accumulated deficit of approximately $25 million. Primarily as a result of its acquisitions in 1996 and 1997, the Company generated revenues of approximately $48 million during the fiscal year ended September 30, 1997.

         In the future, the Company expects to have increased cash outflow requirements as a result of expenditures related to the expansion of sales and marketing activity, expansion of manufacturing capacity, and possible investment in or acquisition of additional complementary products, technologies or businesses. The cash needs of the Company have changed significantly as a result of the acquisitions completed during the last two years and the support requirements of the added business focus areas. There can be no assurance that the Company will not continue to incur losses, that the Company will be able to raise cash as necessary to fund operations or that the Company will ever achieve profitability.

FUTURE ADDITIONAL CAPITAL REQUIREMENTS; NO ASSURANCE FUTURE CAPITAL WILL BE AVAILABLE.

         The Company's capital requirements will depend on numerous factors, including market acceptance and demand for its products; the resources the Company devotes to the development, manufacture and marketing of its products; the progress of the Company's product development programs; the resources required to protect the Company's intellectual property; the resources expended, if any, to acquire complementary businesses, products and technologies; and other factors. The timing and amount of such capital requirements cannot be accurately predicted. Funds also may be used for the acquisition of businesses, products and technologies that are complementary to those marketed by the Company. Consequently, although the Company believes that its revenues and other sources of liquidity will provide adequate funding for its capital requirements through at least 1998, the Company may be required to raise additional funds through public or private financings, collaborative relationships or other arrangements. There can be no assurance that the Company will not require additional funding or that such additional funding, if needed, will be available on terms attractive to the Company or at all. Holders of the Series A Stock have certain rights of first refusal until approximately June 30, 1999 with respect to certain future equity financings of the Company. Any additional equity financings may be dilutive to stockholders, and debt financing, if available, may involve restrictive covenants. In addition, the number of shares of Common Stock issuable upon the conversion of the Series A Stock is subject to adjustment upon the occurrence of certain events. Such adjustments may be dilutive to stockholders and may inhibit the Company's ability to consummate additional equity financings.

EFFECTS OF DELISTING FROM NASDAQ SMALLCAP MARKET; LACK OF LIQUIDITY OF LOW PRICED STOCKS.

         If the Company fails to maintain the qualification for its Common Stock to trade on the NASDAQ SmallCap Market, its securities could be subject to delisting. The NASDAQ Stock Market recently announced increases in the quantitative standards for maintenance of listings on The NASDAQ SmallCap Market. The revised standards for continued listing, which became effective in February 1998, include maintenance of any of (x) $2,000,000 of net tangible assets, (y) $35,000,000 of market capitalization or (z) $500,000 of net income for two of the last three years and a minimum bid price per share of $1.00. Although the Company is currently in compliance with the new NASDAQ SmallCap Market continued listing requirements, no assurances can be given that the Company will be able to maintain such compliance in the future. In the event the Company is unable to satisfy the continued listing requirements, trading, if any, in the Common Stock would thereafter be conducted in the over-the-counter markets in the so-called "pink sheets" or the National Association of Securities Dealers' "Electronic Bulletin Board." Consequently, the liquidity of the Company's Common Stock likely would be impaired, not only in the number of shares which could be bought and sold, but also through delays in the timing of the transactions, reduction in security analysts' and the news media's coverage, if any, of the Company and lower prices for the Company's securities than might otherwise prevail.

         In addition, if the Common Stock were to become delisted from trading on the NASDAQ SmallCap Market and the trading price of the Common Stock were below $5.00 per share, trading in the Common Stock also would be subject to the requirements of certain rules promulgated under the Exchange Act, which require additional disclosures by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-NASDAQ equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stock to persons other than established customers and accredited investors (which are generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchase and have received the purchaser's written consent to the transaction prior to the sale. The additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in Common Stock, which could severely limit the market liquidity of Common Stock and the ability of purchasers in this offering to sell their shares of Common Stock in the secondary market.

POTENTIAL ADVERSE EFFECTS OF CONVERSION OF SERIES A STOCK; RISK OF SHORT SELLING

         The Company cannot predict what effect, if any, the conversion of Series A Stock into Common Stock and/or the exercise of the Warrants for Common Stock and sale of such Common Stock into the public market, will have on the market price for the Company's Common Stock. Offers or sales of significant quantities of the Company's Common Stock, or the perception that such sales may occur or have occurred, could adversely affect the market price. The conversion feature of the Series A Stock operates such that the Selling Stockholder receives more shares of the Common Stock upon conversion when the market price of the Common Stock is lower. In the event the Selling Stockholders sell a large number of shares of Common Stock into the public market over a short time, the market price for the Common Stock could decline. Such a decline may make future equity financings more difficult for the Company to obtain on an acceptable basis, if at all.

         The terms of the Purchase Agreement do not prohibit the holders of Series A Stock from engaging in short sales. Sales of Common Stock by the Selling Stockholders or others, whether short or long selling, could drive the market price down, after which the holders of Series A Stock could convert shares of Series A Stock into Common Stock at a lower price, then sell such shares of Common Stock when the market price rises to a higher level. There is a limit on the number of shares of Series A Stock which may be converted in a given period subject to certain exceptions. See "Selling Stockholders."


LIMITED OPERATING HISTORY

         Although the Company has been in existence since 1984, its current operations have been in place only since its acquisition of 1st Tech and DarkHorse in 1996. Accordingly, the Company is still in many respects subject to certain risks and uncertainties inherent in a new enterprise, including limited capital and other resources, reliance on key personnel, operating in a highly competitive environment, inability to develop long-term relationships with its customers, suppliers and lenders, lack of name recognition, higher overhead costs, and difficulty in addressing unanticipated problems, delays and expenses.

SIGNIFICANT CUSTOMER CONCENTRATION

         A significant percentage of the Company's net sales are produced by a relatively small number of customers. In fiscal 1997 and 1996, the ten largest customers accounted for approximately 53.2% and 45.3% of net sales, respectively. One customer, Tandy Corporation, accounted for 12.0% of total sales in fiscal 1997, while no one customer accounted for more than 10% of total sales in fiscal 1996. While the Company expects to continue to be dependent on a relatively small number of customers for a significant percentage of its net sales, there can be no assurance that any of the top ten customers in fiscal 1997 will continue to utilize the Company's products or services. Absent replacement or other sales growth, the loss of any significant customer could materially and adversely affect the Company's result of operations, business and financial condition. The actual customers producing the sales are different between the two periods, and the Company expects this type of variation in volume of purchases from a particular customer to continue.

         The Company in general has no firm long-term volume commitments from its customers and generally enters into individual purchase orders and agreements with non-binding forecasts. Customer purchase orders and forecasts are subject to change, cancellation or delay with little or no consequence to the customer. Therefore, the Company has experienced such changes and cancellations and expects to continue to do so in the future. The replacement of canceled, delayed or reduced purchase orders with new business cannot be assured. The Company's business, financial condition and results of operations will depend significantly on its ability to obtain purchase orders from existing and new customers, upon the financial condition and success of its customers, the success of customers' products and the general economy. Factors affecting the industries of the Company's major customers could have a material adverse effect on the Company's business, financial condition and results of operations.

PRODUCT CONCENTRATION; DEPENDENCE ON MEMORY MARKET

         A substantial majority of the Company's net sales is derived from memory products. The market for memory products is characterized by frequent transitions in which products rapidly incorporate new features and performance standards. A failure to develop products with required feature sets or performance standards or a delay as short as a few months in bringing a new product to market could significantly reduce the Company's net sales for a substantial period, which would have a material adverse effect on the Company's business, financial condition and results of operations.

         The market for semiconductor memory devices has been cyclical. The industry has experienced significant economic downturns at various times, characterized by diminished product demand, accelerated erosion of average selling prices and production over capacity. During fiscal 1997, there were significant declines in DRAM and SRAM semiconductor prices. Since the fiscal 1997 year end, there have been continued declines in certain DRAM and SDRAM semiconductor prices. Because approximately 50% of the Company's net sales are attributable to the resale of semiconductor memory devices, future price declines could have a material adverse effect on the Company's business, financial condition and results of operations.

INTENSE COMPETITION; LIMITED BARRIERS TO ENTRY

         The memory module and memory test equipment industries are intensely competitive. Each of these markets includes a large number of competitive companies, several of which have achieved a substantial market share. Certain of the Company's competitors in each of these markets have substantially greater financial, marketing, technical, distribution and other resources, greater name recognition, lower cost structures and larger customer bases than the Company. In the memory module market, the Company competes against semiconductor manufacturers that maintain captive memory module production capabilities, including Samsung and Micron Electronics, Inc. (a subsidiary of Micron Technology, Inc.). The Company also competes with independent memory module manufacturers, including Smart Modular Technologies, Inc. and Kingston Technology, Inc. In the memory tester market, the Company competes primarily with companies such as Hewlett-Packard, Inc. and Advantest, Inc. Competition for the Company's CLASS business of manufacturing services includes SCI Systems, Inc. and Avex Electronics, Inc. The Company faces competition from current and prospective customers that evaluate the Company's capabilities against the merits of manufacturing products internally. In some cases the Company's tester customers represent direct competition to the Company's memory module business. In addition, certain of the Company's competitors, such as Samsung, are significant suppliers to the Company. These suppliers may have the ability to manufacture competitive products at lower costs than the Company as a result of their higher levels of integration. The Company also faces competition from new and emerging companies that have recently entered or may in the future enter the markets in which the Company participates.

         The Company expects its competitors to continue to improve the performance of their current products, to reduce their current product sales prices and to introduce new products that may offer greater performance and improved pricing, any of which could cause a decline in sales or loss of market acceptance of the Company's products. There can be no assurance that enhancements to or future generations of competitive products will not be developed that offer better prices or technical performance features than the Company's products. To remain competitive, the Company must continue to provide technologically advanced products and manufacturing services, improve quality levels, offer flexible delivery schedules, deliver finished products on a reliable basis, reduce manufacturing and testing costs and compete favorably on the basis of price. In addition, increased competitive pressure has led in the past and may continue to lead to intensified price competition, resulting in lower prices and gross margin, which could materially adversely affect the Company's business, financial condition and results of operations. There can be no assurance that the Company will be able to compete successfully in the future.

         In addition, barriers to entry in certain of the markets in which the Company operates are limited, and there can be no assurance that existing or new competitors will not develop products or provide services that are superior to the Company's products or services or achieve greater market acceptance.

FLUCTUATIONS IN OPERATING RESULTS

         The Company's results of operations and gross margin have fluctuated significantly from period to period in the past and may in the future continue to fluctuate significantly from period to period. Aside from fluctuations typically resulting from the different products and customer mix associated with acquisitions, the primary factors that have affected and may in the future affect the Company's results of operations include the loss of a principal customer or customers or the reduction in orders from a customer due to excess product inventory accumulation by such customers, adverse changes in the mix of products sold by the Company and the inability to procure required components. Other factors that may affect the Company's results of operations in the future include fluctuating market demand for and declines in the selling prices of the Company's products, market acceptance of new products and enhanced versions of the Company's products, delays in the introduction of new products and enhancements to existing products, and manufacturing inefficiencies associated with the startup of new product introductions. In addition, the Company's operating results may be affected by the timing of new product announcements and releases by the Company or its competitors, the timing of significant orders, the ability to produce products in volume, delays, cancellations or reschedulings of orders due to customer financial difficulties or other events, inventory obsolescence, including the reduction in value of the Company's inventories due to unexpected price declines, unexpected product returns, the timing of expenditures in anticipation of increased sales, cyclicality in the Company's targeted markets, and expenses associated with acquisitions. In particular, declines in DRAM, SDRAM and SRAM semiconductor prices could affect the valuation of the Company's inventory which could result in adverse changes in the Company's business, financial condition and results of operations.

         The Company's net sales and gross margin have varied and will continue to vary significantly based on a variety of factors, including the mix of products sold and the manufacturing services provided, the channels through which the Company's products are sold, changes in product selling prices and component costs, the level of manufacturing efficiencies achieved and pricing by competitors. The selling prices of the Company's existing products have declined in the past, and the Company expects that prices will continue to decline in the future. In particular, during fiscal 1997 and 1996, the selling prices of the Company's existing products declined due to significant declines in DRAM, SDRAM and SRAM semiconductor prices. Moreover, since the fiscal 1997 year end, declines in the prices of certain of the Company's existing products have continued due to further declines in certain DRAM and SDRAM semiconductor prices. Because a substantial portion of the Company's turnkey sales are attributable to the resale of semiconductor devices, continued decline in the prices of these components could have a material adverse effect on the Company's net sales. Accordingly, the Company's ability to maintain or increase net sales will be highly dependent upon its ability to increase unit sales volumes of existing products and to introduce and sell new products in quantities sufficient to compensate for the anticipated declines in selling prices. Declining product selling prices may also materially and adversely affect the Company's gross margin unless the Company is able to reduce its cost per unit to offset declines in product selling prices. There can be no assurance that the Company will be able to increase unit sales volumes, introduce and sell new products or reduce its cost per unit. In addition, the Company's business has in the past been subject to seasonality. The Company expects that its business will experience more significant seasonality as it expands its sales and marketing efforts in Europe.

         Sales of the Company's individual products and product lines toward the end of a product's life cycle typically are characterized by steep declines in sales, pricing and gross margin, the precise timing of which may be difficult to predict. The Company could experience unexpected reductions in sales of products as customers anticipate new product purchases. In addition, to the extent that the Company manufactures products in anticipation of future demand that does not materialize, or in the event a customer cancels outstanding orders during a period of either declining product selling prices or decreasing demand, the Company could experience an unanticipated decrease in sales of products. These factors could give rise to charges for obsolete or excess inventory, returns of products by distributors, or substantial price protection charges or discounts. In the past, the Company has had to write-down and write-off excess or obsolete inventory. To the extent that the Company is unsuccessful in managing product transitions, its business, financial condition and results of operations could be materially and adversely affected.

         The need for continued significant expenditures for capital equipment purchases, research and development and ongoing customer service and support, among other factors, will make it difficult for the Company to reduce its operating expenses in any particular period if the Company's expectations for net sales for that period are not met. The Company has significantly increased its expense levels to support its growth, and there can be no assurance that the Company will maintain its current level of net sales or rate of growth for any period in the future. The Company believes that period-to-period comparisons of the Company's financial results are not necessarily meaningful and should not be relied upon as indications of future performance. Due to the foregoing factors, it is likely that in some future period the Company's operating results will be below the expectations of public market analysts or investors. In such event, the market price of the Company's securities would be materially and adversely affected.

DEPENDENCE ON SEMICONDUCTOR, COMPUTER, TELECOMMUNICATIONS AND NETWORKING INDUSTRIES

         The Company may experience substantial period-to-period fluctuations in future operating results due to factors affecting the semiconductor, computer, telecommunications and networking industries. From time to time, each of these industries has experienced downturns, often in connection with, or in anticipation of, declines in general economic conditions. A decline or significant shortfall in growth in any one of these industries could have a material adverse impact on the demand for the Company's products and therefore a material adverse effect on the Company's business, financial condition and results of operations. Moreover, changes in end-user demand for the products sold by any individual OEM customer can have a rapid and exaggerated effect on demand for the Company's products from that customer in any given period, particularly in the event that the OEM customer has accumulated excess inventories of products purchased from the Company. There can be no assurance that the Company's net sales and results of operations will not be materially and adversely affected in the future due to changes in demand from individual customers or cyclical changes in the semiconductor, computer, telecommunications, networking or other industries utilizing the Company's products.

UNCERTAINTY REGARDING PROTECTION OF PROPRIETARY RIGHTS

         In the semiconductor, computer, telecommunications and networking industries, it is typical for companies to receive notices from time to time alleging infringement of patents, copyrights or other intellectual property rights of others. While there is currently no pending intellectual property litigation involving the Company, the Company may from time to time be notified of claims that it may be infringing patents, copyrights or other intellectual property rights owned by third parties. There can be no assurance that third parties will not in the future pursue claims against the Company with respect to the alleged infringement of patents, copyrights or other intellectual property rights. In addition, litigation may be necessary to protect the Company's intellectual property rights and trade secrets, to determine the validity and scope of the proprietary rights of others or to defend against third party claims of invalidity. Any litigation could result in substantial costs and diversion of resources and could have a material adverse effect on the Company's business, financial condition and results of operations.

         There can be no assurance that infringement, invalidity, right to use or ownership claims by third parties or claims for indemnification resulting from infringement claims will not be asserted in the future. The failure to obtain a license under a patent or intellectual property right from a third party for technology used by the Company could cause the Company to incur substantial liabilities and to suspend the manufacture of the products utilizing the intellectual property. In addition, should the Company decide to litigate such claims, such litigation could be extremely expensive and time consuming and could materially and adversely affect the Company's business, financial condition and results of operations, regardless of the outcome of the litigation.

         The Company attempts to protect its intellectual property rights through a variety of measures, including non-disclosure agreements, trademarks, trade secrets and to a lesser extent, patents and copyrights. There can be no assurance, however, that such measures will provide adequate protection for the Company's trade secrets or other proprietary information, that disputes with respect to the ownership of its intellectual property rights will not arise, that the Company's trade secrets or proprietary technology will not otherwise become known or be independently developed by competitors or that the Company can otherwise meaningfully protect its intellectual property rights.

RISKS ASSOCIATED WITH ACQUISITIONS

         As part of its business strategy, the Company expects to make acquisitions of, or significant investments in, businesses that offer complementary products and technologies. Any such future acquisitions or investments would expose the Company to the risks commonly encountered in acquisitions of businesses. Such risks include, among others, difficulty of assimilating the operations, information systems and personnel of the acquired businesses, the potential disruption of the Company's ongoing business, the inability of management to maximize the financial and strategic position of the Company through the successful incorporation of acquired employees and customers, the maintenance of uniform standards, controls, procedures and policies and the impairment of relationships with employees and customers as a result of any integration of new management personnel. There can be no assurance that any potential acquisition will be consummated or, if consummated, that it will not have a material adverse effect on the Company's business, financial condition and results of operations.

VOLATILITY OF STOCK PRICES

         There has been a history of significant volatility in the market prices of the common stock of technology companies, including the Common Stock of the Company, and it is likely that the market price of the Company's Common Stock will continue to be subject to significant fluctuations. Factors such as the timing and market acceptance of new product introductions by the Company, demand for products of the Company's customers, the introduction of new products by the Company's competitors, variations in quarterly operating results, changes in securities analysts' recommendations regarding the Company's Common Stock, developments in the technology industry and general economic conditions may have a significant impact on the market price of the Company's Common Stock. In addition, the equity markets in recent years have experienced significant price and volume fluctuations that have affected the market prices of technology companies and that have often been unrelated to the operating performance of such companies.

SHARES ELIGIBLE FOR FUTURE SALE.

         Sales of shares of Common Stock by existing stockholders under Rule 144 of the Securities Act, or through the exercise of warrants and/or outstanding vested options, could have an adverse effect on the price of the Common Stock. As of June 30, 1998, there were approximately 16,000,000 shares of Common Stock freely tradeable in the public market, and, in addition to the 5,353,374 shares of Common Stock offered hereby, there were (i) approximately 5,000,000 shares of Common Stock eligible for sale in the public market upon compliance with the volume and other limitations contained in Rule 144 of the Securities Act; (ii) outstanding options to acquire up to approximately 4,032,500 shares of Common Stock under the Company's stock option plans; (iii) outstanding options to acquire up to approximately 139,000 additional shares of Common Stock under option agreements entered into outside of such plans; and (iv) outstanding warrants to acquire up to approximately 89,000 shares of Common Stock.

AUTHORIZATION OF PREFERRED STOCK.

         The Company's Articles of Incorporation authorize the issuance of preferred stock with designations, rights and preferences determined from time to time by its Board of Directors. Accordingly, the Board of Directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of the Common Stock. In the event of issuance, the preferred stock could be used, under certain circumstances, as a method of discouraging, delaying or preventing a change in control of the Company. Although the Company has no present intention to issue any additional shares of its preferred stock, there can be no assurance that it will not do so in the future.

MANAGEMENT OF GROWTH; EXPANSION OF OPERATIONS

         The Company has significantly expanded its operations over the last several years. This growth has resulted in a significant increase in responsibility for existing management which has placed, and may continue to place, a significant strain on the Company's limited personnel and management, manufacturing and other resources. The Company's ability to manage the recent and any possible future growth will require a significant expansion of its manufacturing capacity, accounting and other internal management systems and the implementation of a variety of procedures and controls. There can be no assurance that significant problems in these areas will not occur. Any failure to expand these systems and implement such procedures and controls in an efficient manner and at a pace consistent with the Company's business could have a material adverse effect on the Company's business, financial condition and results of operations.

         In connection with the Company's acquisitions and growth, the Company's operating expenses have increased significantly, and the Company anticipates that operating expenses will continue to increase in absolute dollars in the future. In particular, in order to continue to provide quality products and customer service and to meet anticipated demands of its customers, the Company will be required to continue to increase staffing and other expenses, including expenditures on capital equipment, sales and marketing. Should the Company increase its expenditures in anticipation of a future level of sales that does not materialize, the Company's business, financial condition and results of operations would be materially and adversely affected. Certain customers have required and may continue to require rapid increases in production and accelerated delivery schedules which have placed and may continue to place a significant burden on the Company's resources. In order to achieve anticipated sales levels and profitability, the Company will continue to be required to manage its assets and operations efficiently. In addition, should the Company continue to expand geographically, it may experience certain inefficiencies from the management of geographically dispersed facilities.

         The Company anticipates that future demand for its products will require expansion of its current operations and the addition of new production lines in the future. It also anticipates that it will be required to move to a larger facility. Should the Company's relocation to this facility be delayed or should the Company experience any unexpected disruptions associated with this transition, the Company's results of operations could be materially and adversely affected. There can be no assurance that any such expansion will be completed successfully.

RAPID TECHNOLOGICAL CHANGE

         The semiconductor, computer, telecommunications and networking industries are subject to rapid technological change, short product life cycles, frequent new product introductions and enhancements, changes in end-user requirements and evolving industry standards. The Company's ability to be competitive in these markets will depend in significant part upon its ability to invest significant amounts of resources for research and development efforts, to successfully develop, introduce and sell new products and enhancements on a timely and cost-effective basis and to respond to changing customer requirements that meet evolving industry standards. For example, the semiconductor memory market is currently transitioning from fast page mode and EDO memory to SDRAM. The success of the Company in developing new and enhanced products will depend upon a variety of factors, including integration of the various elements of its complex technology, timely and efficient completion of product design, timely and efficient implementation of manufacturing and assembly processes, availability of production capacity, achievement of acceptable manufacturing yields and product performance, quality and reliability. The Company has experienced, and may in the future experience, delays from time to time in the development and introduction of new products. Moreover, there can be no assurance that the Company will be successful in selecting, developing, manufacturing and marketing new products or enhancements. There can be no assurance that defects or errors will not be found in the Company's products after commencement of commercial shipments, which could result in delayed market acceptance of such products. The inability of the Company to introduce new products or enhancements that contribute to sales could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON SOLE OR LIMITED SOURCES OF SUPPLY

         The Company is dependent on certain suppliers, including limited and sole source suppliers, to provide key components used in the Company's products. In particular, the Company is dependent in significant part upon certain limited or sole source suppliers for critical components in the Company's memory module and tester products. The electronics industry has experienced in the past, and may experience in the future, shortages in semiconductor devices, including DRAM, SDRAM and SRAM memory. The Company has experienced and may continue to experience delays in component deliveries and quality problems with respect to certain component deliveries which have caused and could in the future cause delays in product shipments and have required and could in the future require the redesign of certain products. The Company generally has no written agreements with its suppliers. There can be no assurance that the Company will receive adequate component supplies on a timely basis in the future. The inability to continue to obtain sufficient supplies of components as required, or to develop alternative sources if required, could cause delays, disruptions or reductions in product shipments or require product redesigns which could damage relationships with current or prospective customers, could increase costs and/or prices and could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE ON KEY PERSONNEL

         The Company's future operating results depend in significant part upon the continued contributions of its key technical and senior management personnel, many of whom would be difficult to replace. The Company's future operating results also depend in significant part upon its ability to attract, train and retain qualified management, manufacturing and quality assurance, engineering, marketing, sales and support personnel. The Company is actively recruiting such personnel. However, competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting, training or retaining such personnel now or in the future. There may be only a limited number of persons with the requisite skills to serve in these positions, and it may be increasingly difficult for the Company to hire such persons over time. The loss of any key employee, the failure of any key employee to perform in his or her current position, the Company's inability to attract, train and retain skilled employees as needed or the inability of the officers and key employees of the Company to expand, train and manage the Company's employee base could materially and adversely affect the Company's business, financial condition and results of operations.

DEPENDENCE ON AVAILABILITY, RECRUITMENT AND RETENTION OF TECHNICAL PERSONNEL

         The Company depends upon its ability to attract, hire and retain technical personnel who possess the skills and experience necessary to meet the Company's own personnel needs and the technical requirements of its clients. Competition for individuals with proven technical skills is intense. The computer industry in general experiences a high rate of attrition of such personnel. The Company competes for such individuals with competitors, providers of outsourcing services, temporary personnel agencies, computer systems consultants, customers and potential customers. Many large competitors have announced extensive campaigns to hire additional technical personnel. Competition for quality technical personnel has continued to intensify, resulting in increased personnel costs for many computer component manufacturers. Failure to attract and retain sufficient technical personnel would have a material adverse effect on the Company's business, operating results and financial condition.

INTERNATIONAL SALES

         International sales accounted for 3.5% and 2.7% of net sales in fiscal 1997 and 1996, respectively. The Company anticipates that international sales will increase in future periods and will account for an increasing portion of net sales. In February 1998, the Company's wholly owned subsidiary, Tanisys (Europe) Limited, commenced operations in Scotland. As a result, an increasing portion of the Company's sales will be subject to certain risks, including changes in regulatory requirements, tariffs and other barriers, timing and availability of export licenses, political and economic instability, difficulties in accounts receivable collections, natural disasters, difficulties in staffing and managing foreign subsidiary and branch operations, difficulties in managing distributors, difficulties in obtaining governmental approvals for telecommunications and other products, foreign currency exchange fluctuations, the burden of complying with a wide variety of complex foreign laws and treaties and potentially adverse tax consequences. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products will be implemented by the U.S. or other countries. Because sales of the Company's products have been denominated to date primarily in U.S. dollars, increases in the value of the U.S. dollar could increase the price of the Company's products so that they become relatively more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company's results of operations. Some of the Company's customer purchase orders and agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, the Company may be limited in its ability to enforce its rights under such agreements and to collect damages, if awarded. There can be no assurance that any of these factors will not have a material adverse effect on the Company's business, financial condition and results of operations.

NO ASSURANCE OF PRODUCT QUALITY, PERFORMANCE AND RELIABILITY

         The Company expects that its customers will continue to establish demanding specifications for quality, performance, reliability and delivery. In the past, the Company has experienced quality problems resulting in product returns and cancellations. To date, the Company's quality problems have not had a significant effect on the Company's results of operations and the known quality problems have been or are in the process of being remedied. There can be no assurance that the problems will not occur in the future with respect to quality, performance, reliability and delivery of the Company's products. If such problems occur, the Company could experience increased costs, delays in or cancellations or reschedulings of orders or shipments, delays in collecting accounts receivable and increases in product returns and discounts, any of which could have a material adverse effect on the Company's business, financial condition and results of operations.

DEPENDENCE UPON INDEPENDENT SHIPPING COMPANIES.

         The Company relies heavily on arrangements with independent shipping companies for the delivery of its products. In order to meet customer demand, products are shipped from suppliers through independent shipping companies. Currently, Federal Express ("FedEx") and Airborne Express ("Airborne") deliver the substantial majority of the Company's products to its customers. The termination of the Company's relationship with FedEx and/or Airborne, or the failure of one or more other independent shipping companies to deliver products from suppliers to the Company or products from the Company to its customers could have a material adverse effect on the Company's business, financial condition or results of operations. For instance, another employee work stoppage at United Parcel Service or an employee work stoppage or slow-down at one or more independent shipping company could materially impair the shipping company's ability to perform the services required by the Company. There can be no assurance that the services of these independent shipping companies will continue to be available to the Company on terms as favorable as those currently available or that these companies will choose or be able to perform the required shipping services for the Company.

RISKS CONCERNING YEAR 2000

         The Year 2000 problem concerns the inability of certain computer systems to appropriately recognize the year 2000 when the last two digits of the year are entered in the date field. The Company has assessed its Year 2000 requirements and believes the resources required to make its major computer systems and programs Year 2000 compliant are immaterial. The Company, however, could be adversely affected by the Year 2000 problem if computer systems of third parties such as banks, suppliers and others with which the Company does business fail to address the Year 2000 problem successfully. There can be no assurance that the Year 2000 problem, if experienced by such third parties, will not have a material adverse effect upon the Company's business, operating results and financial condition.

         Many companies may need to modify or upgrade their information systems to address the Year 2000 problem. The effects of this issue and of the efforts by other companies to address it are unclear. The Company believes that the purchasing patterns of customers and prospective customers might be affected by Year 2000 issues. Many companies are expending significant resources to correct their current software systems for Year 2000 compliance. These expenditures might result in reduced funds available to purchase services and products such as those offered by the Company.

NONPAYMENT OF DIVIDENDS.

         The Company has never declared or paid dividends on Common Stock and does not anticipate paying dividends on Common Stock at any time in the foreseeable future. The terms of certain of the Company's loan agreements and the Certificate of Designation for Series A Stock restrict the payment of dividends on Common Stock.

ENVIRONMENTAL REGULATION

         The Company's operations and manufacturing processes are subject to certain federal, state, local and foreign environmental protection laws and regulations. Public attention has increasingly been focused on the environmental impact of manufacturing operations that use hazardous materials or generate hazardous wastes, and environmental laws and regulations may become more stringent over time. There can be no assurance that failure to comply with either present or future regulations, or to obtain all necessary permits required under such regulations, would not subject the Company to significant compliance expenses, production suspensions or delay, restrictions on expansion at its present or future locations, the acquisition of costly equipment or other liabilities.

                 DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

         This Prospectus contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Specifically, all statements other than statements of historical facts included in this report regarding the Company's financial position, business strategy and plans and objectives of management of the Company for future operations are forward-looking statements. These forward-looking statements are based on the beliefs of the Company's management, as well as assumptions made by and information currently available to the Company's management. When used in this report, the words "anticipate," "believe," "estimate," "expect" and "intend" and words or phrases of similar import, as they relate to the Company or Company management, are intended to identify forward-looking statements. Such statements reflect the current view of the Company with respect to future events and are subject to certain risks, uncertainties and assumptions related to certain factors including, without limitation, competitive factors, general economic conditions, customer relations, relationships with vendors, the interest rate environment, governmental regulation and supervision, product introductions and acceptance, technological change, changes in industry practices, one-time events and other factors described herein ("cautionary statements"). Although the Company believes that its expectations are reasonable, it can give no assurance that such expectations will prove to be correct. Based upon changing conditions, should any one or more of these risks or uncertainties materialize, or should any underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected or intended. All subsequent written and oral forward-looking statements attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by the applicable cautionary statements. The Company does not intend to update these forward-looking statements.

                                 USE OF PROCEEDS

         The Shares to be sold pursuant to the Prospectus are beneficially owned by stockholders (the "Selling Stockholders") of the Company. The Company will not receive any of the proceeds from the sale of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

         The following table sets forth the name of the Selling Stockholders and, as of August 5, 1998, the beneficial ownership of Common Stock held by the Selling Stockholders, immediately prior to and upon completion of this offering. The Shares are being registered hereby on behalf of the Selling Stockholders, who may offer them for resale. See "Plan of Distribution." All information as to beneficial ownership has been furnished by or on behalf of the Selling Stockholders. The number of Shares that may be actually sold by the Selling Stockholders will be determined by each Selling Stockholder, and may depend upon a number of factors, including, among other things, the market price of the Common Stock. Because each Selling Stockholder may offer all, some or none of the Shares that it holds, and because the offering contemplated by this Prospectus is currently not being underwritten, no estimate can be given as to the number of Shares that will be held by each Selling Stockholder upon or prior to the termination of this offering. See "Plan of Distribution." Except as otherwise specified, each Selling Stockholder has sole voting and investment power over the shares listed. Except as set forth below, no Selling Stockholder has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.


                                      BENEFICIAL OWNERSHIP                     BENEFICIAL OWNERSHIP
                                      BEFORE THE OFFERING                      AFTER THE OFFERING(1)
                                   -------------------------                  -----------------------
                                                                 SHARES
                                    NUMBER       PERCENTAGE    REGISTERED      NUMBER      PERCENTAGE
          NAME                     OF SHARES     OF CLASS(2)     HEREBY       OF SHARES     OF CLASS
          ----                     ---------     -----------   ----------     ---------    ----------
KA Investments LDC(3)            1,091,037(3)        4.999%      5,286,708(4)      0             0

Midori Capital Corporation(5)       53,958             *            53,958         0             0

Hoth Incorporated(5)                 4,375             *             4,375         0             0

Randy Stein(5)                       8,333             *             8,333         0             0
=====================================================================================================
TOTAL                            1,157,703            5.32%      5,353,374         0             0

*  Represents less than 1%

(1)      Assumes all shares of Common Stock offered hereby are sold.

(2)      Based on 20,729,714 shares of Common Stock outstanding as of August 12,
         1998.

(3) Includes shares of Common Stock issuable upon (i) the conversion of Series A Stock and the payment of dividends to be made on September 30, 1998 on Series A Stock in the form of shares of Common Stock, in each case at an assumed conversion price of $1.63 and (ii) exercise of the Warrants issued to such Selling Stockholder. Because the number of shares of Common Stock issuable upon conversion of Series A Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments, and consequently the number of shares of Common Stock that will be beneficially owned by such Selling Stockholder, will fluctuate daily and cannot be determined at this time. Such Selling Stockholder has, however, contractually agreed to restrict its ability to convert shares of Series A Stock (and receive shares of Common Stock in payment of dividends thereon) to the extent that the number of shares of Common Stock held by it and its affiliates after such conversion exceeds 4.999% of the then issued and outstanding shares of Common Stock following such conversion. Due to this restriction, the number of shares of Common Stock beneficially owned by such Selling Stockholder is equal to 4.999% of the total shares of Common Stock outstanding. In the event the Company achieves certain revenue thresholds, the number of shares of Series A Stock that may be converted by such Selling Stockholder each month will be limited.

(4) Includes shares of Common Stock reflected herein as beneficially owned by such Selling Stockholder. Because the number of shares of Common Stock issuable upon conversion of Series A Stock and as payment of dividends thereon is dependent in part upon the market price of the Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued in respect of such conversions or dividend payments and, consequently, offered for sale under this Registration Statement, cannot be determined at this time. In order to provide a cushion for any such fluctuations, the Company has contractually agreed to include herein 200% of the number of shares of Common Stock as would be issuable upon conversion in full of Series A Stock (plus payment of dividends for two years in the form of shares of Common Stock), assuming such conversion occurred on August 13, 1998, plus the number of shares of Common Stock as would be issuable upon exercise in full of the Warrants issued to the Selling Stockholders.

(5) Includes shares of Common Stock issuable upon exercise of a warrant dated June 30, 1998 granted by the Company to such Selling Stockholder.

         Pursuant to a Convertible Preferred Stock Purchase Agreement dated
June 30, 1998 (the "Purchase Agreement") between the Company and KA Investments LDC, a Cayman Islands corporation ("KA Investments"), the Company issued 400 shares of its 5% Series A Convertible Preferred Stock, par value $1.00 per share ("Series A Stock"), for an aggregate purchase price of $4,000,000. The Series A Stock is convertible into shares of Common Stock pursuant to a formula based upon the Conversion Price, which shall be equal to the lower of either (a) $2.31 per share or (b) 80% of the average of the three lowest closing bid prices per share of Common Stock for the 30 trading days immediately prior to conversion (as more fully described in the Articles of Incorporation of the Company). Dividends accrue on the Series A Stock at a rate of 5% per annum, and may be paid in shares of Common Stock, but must be paid in cash upon the occurrence of certain events. The Company is required to redeem certain of the shares of Series A Stock upon the occurrence of certain triggering events. In addition, the Company granted warrants (the "Warrants") to KA Investments, Midori Capital Corporation ("Midori"), Hoth Incorporated ("Hoth") and Randy Stein ("Stein") (KA Investments, Midori, Hoth and Stein collectively referred to herein as the "Selling Stockholders") to purchase an aggregate of approximately 200,000 shares of Common Stock at a purchase price of $3.00 per share (subject to adjustment as provided by the terms of the Warrants). The Warrants may be exercised on or before June 30, 2002. Pursuant to a Registration Rights Agreement between the Company and KA Investments dated June 30, 1998, the Company granted the Selling Stockholders certain registration rights related to the shares of Common Stock issuable upon conversion of the Series A Stock and upon the exercise of the Warrants. The Registration Statement to which this Prospectus is a part has been filed pursuant to the terms of such Registration Rights Agreement and registers the resale by the Selling Stockholders of such shares of Common Stock issuable upon conversion of the Series A Stock and upon exercise of the Warrants. Each of the Purchase Agreement, the Registration Rights Agreement, a form of the Warrants and the Articles of Incorporation of the Company, as amended (containing the terms of the Series A Stock) have been filed as exhibits to the Registration Statement to which this Prospectus is a part.


                              PLAN OF DISTRIBUTION

         The Company is registering the Shares on behalf of the Selling Stockholders. The Company will bear all costs, expenses and fees incident to their registration, including certain fees and disbursements of counsel to the Selling Stockholders. Brokerage commissions, if any, attributable to the sale of Shares will be borne by the Selling Stockholders (or their pledgees, donees, transferees or other successors-in-interest).

         The Company will receive no portion of the proceeds of the sale of the Shares offered hereby. However, certain of the shares of Common Stock offered hereby are issuable in the future upon the exercise of Warrants and the Company will receive the exercise prices payable on any exercise of such Warrants. There can be no assurance that all or any part of the Warrants will be exercised.

         All or a portion of the Shares may be sold from time to time by or for the account of the Selling Stockholders, their pledgees, donees, transferees or other successors-in-interest in the over-the-counter market, on the NASDAQ SmallCap Market or otherwise in privately negotiated transactions or otherwise, at fixed prices that may be changed, at market prices prevailing at the time of sale, at prices related to such market prices or at negotiated prices. The Shares may be sold by any one or more of the following methods, without limitation: (a) block trade(s) in which the broker or dealer so engaged will attempt to sell the Shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) an exchange distribution in accordance with the rules of The

Nasdaq SmallCap Market or applicable exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; (g) a combination of any such methods of sale; and (h) any other method permitted pursuant to applicable law.

         From time to time the Selling Stockholders may engage in short sales, short sales against the box, puts and calls and other transactions in securities of the Company or derivatives thereof, and may sell and deliver the Shares in connection therewith or in settlement of securities loans. If the Selling Stockholders engage in such transactions, the applicable conversion price may be affected. From time to time, the Selling Stockholders may pledge their Shares pursuant to the margin provisions of their respective customer agreements with their respective brokers. Upon a default by any such Selling Stockholder, such broker(s) may offer and sell the pledged Shares from time to time.

         In effecting sales, brokers and dealers engaged by any of the Selling Stockholders may arrange for other brokers or dealers to participate in such sales. Brokers or dealers may receive commissions or discounts from the Selling Stockholders (or, if any such broker-dealer acts as agent for the purchaser of such sales, from such purchaser) in amounts to be negotiated, which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the Selling Stockholders to sell a specified number of such Shares at a stipulated price per share, and, to the extent such broker-dealer is unable to do so acting as agent for a Selling Stockholder, to purchase as principal any unsold Shares at the price required to fulfill the broker-dealer commitment to the Selling Stockholders. Broker-dealers who acquire Shares as principal may thereafter resell such Shares from time to time in transactions (which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above) in the over-the-counter market or otherwise at prices and on terms prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions and, in connection with such resales, may pay to or receive from the purchasers of such Shares commissions as described above. The Selling Stockholders also may sell the Shares in accordance with Rule 144 under the Securities Act, rather than pursuant to this Prospectus. The Selling Stockholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. To the Company's knowledge, no Selling Stockholder has entered into any agreement, understanding or arrangement with any underwriter or broker-dealer regarding the sale of the Shares, nor does the Company know the identity of the brokers or market makers, if any, which will participate in the offering. The Selling Stockholders and any broker-dealers or agents that participate with the Selling Stockholders in sales of the Shares may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Because the Selling Stockholders each may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Stockholders will be subject to prospectus delivery requirements under the Securities Act. Furthermore, the Selling Stockholders, any broker or dealer and any "affiliated purchasers" will be subject to the applicable provisions of the Exchange Act and the Securities Act and the rules and regulations thereunder, including, without limitation, Regulation M under the Exchange Act, which provisions may limit the timing of the purchases and sales of the Company's securities by any Selling Stockholder, any broker or dealer and any "affiliated purchasers."

         The Company has agreed to exercise its best efforts to keep the Registration Statement to which this Prospectus is a part continuously effective for a maximum three years.

         The Company has agreed to indemnify the Selling Stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act. The Company has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                                  LEGAL MATTERS

         The validity of the securities offered hereby will be passed upon for the Company by Fulbright & Jaworski L.L.P., San Antonio, Texas.

                                     EXPERTS

         The consolidated financial statements included in the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 1997 incorporated by reference in this Prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are incorporated herein in reliance upon the authority of said firm as experts in giving said reports.

================================================================================

NO DEALER, SALESMAN OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE SECURITIES OFFERED HEREBY IN ANY JURISDICTION TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROSPECTUS AT ANY TIME DOES NOT IMPLY THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                      ------------------------------------


                                TABLE OF CONTENTS

                                                                        PAGE
                                                                        ----
Available Information ...........................................          2
Incorporation of Certain Documents ..............................          2
The Company .....................................................          3
The Business ....................................................          4
Risk Factors ....................................................         13
Disclosure Regarding
    Forward-Looking Statements...................................         23
Use of Proceeds .................................................         23
Selling Stockholders.............................................         24
Plan of Distribution ............................................         25
Legal Matters ...................................................         26
Experts .........................................................         27

================================================================================

================================================================================


                                5,353,374 SHARES



                            TANISYS TECHNOLOGY, INC.



                                  COMMON STOCK








                                   ----------



                               P R O S P E C T U S



                                 AUGUST 13, 1998



                                   ----------



================================================================================

                                     PART II

Item 14.   Other Expenses of Issuance and Distribution.

           The estimated expenses in connection with this offering are:

           SEC registration fee*                               $  3,504
           Legal fees and expenses*                              20,000
           Miscellaneous*                                         1,000

           Total*                                              $ 24,320

           --------------------
           *  Estimated

           The Company has agreed to pay all the costs and expenses of this offering.

ITEM 15.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company's Bylaws provide that the Company shall indemnify any and all persons who may serve or who have served at any time as directors or officers, or who at the request of the Board of Directors of the Company may serve or at any time have served as directors or officers of another corporation in which the Company at such time owned or may own shares of stock or of which it was or may be a creditor, and their respective heirs, administrators, successors and assigns, against any and all expenses, including amounts paid upon judgments, counsel fees and amounts paid in settlement (before or after suit is commenced), actually and necessarily incurred by such persons in connection with the defense or settlement of any claim, action, suit or proceeding in which they, or any of them, are made parties, or a party, or which may be asserted against them or any of them by reason of being or having been directors or officers or a director or officer of the Company, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in any action, suit or proceeding to be liable for his own negligence or misconduct in the performance of his duty. Such indemnification shall be in addition to any other rights to which those indemnified may be entitled under any law, bylaw, amendment, vote of stockholders or otherwise.

LIMITATION OF LIABILITY

         Article 12 of the Articles of Incorporation provides that no director shall be personally liable to the Company or any stockholder for monetary damages for breach of fiduciary duty as a director, except for any matter in respect of which such director shall be liable under Section 17-16-834 of the Wyoming Business Company Act (the "WBCA") or any amendment thereto or successor provision thereto, or shall be liable by reason that, in addition to any and all other requirements for such liability, he (i) shall have breached his duty of loyalty to the Company or its stockholders, (ii) shall not have acted in good faith or, in failing to act, shall not have acted in good faith, (iii) shall have acted in a manner involving intentional misconduct or a knowing violation of law or, in failing to act, shall have acted in a manner involving intentional misconduct or a knowing violation of law, (iv) shall have derived an improper personal benefit or (v) shall have voted for or assented to a distribution made in violation of Section 17-16-640 of the WBCA or the Articles of Incorporation of the Company if it is established that he did not perform his duties in compliance with Section 17-16-830 of the WBCA.

         This provision may have the effect of reducing the likelihood of derivative litigation against directors and may discourage or deter stockholders or management from bringing a lawsuit against directors for breach of their duty of care, even though such an action, if successful, might otherwise have benefitted the Company and its stockholders. However, this provision, together with the provision described above that requires the Company to indemnify its officers and directors against certain liabilities, is intended to enable the Company to attract qualified persons to serve as directors who might otherwise be reluctant to do so.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 as Amended (the "Securities Act") may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

ITEM 16.          EXHIBITS.


Exhibit No.     Exhibit
-----------     -------
   3.1*         Articles of Incorporation of Tanisys Technology, Inc., as
                amended

   4.1* Registration Rights Agreement dated June 30, 1998 between Tanisys Technology, Inc. and KA Investments LDC

   5*           Opinion of Fulbright & Jaworski L.L.P. regarding legality

   10.1* Convertible Preferred Stock Purchase Agreement dated June 30, 1998, between Tanisys Technology, Inc. and KA Investments LDC

   10.2* Form of Warrant to purchase Common Stock granted by Tanisys Technology, Inc. to each of KA Investments LDC, Midori Capital Corporation, Hoth Incorporated and Randy Stein

   23.1*        Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)

   23.2*        Consent of Arthur Andersen LLP

   25*          Power of Attorney (included on signature page)

*  filed herewith

ITEM 17.        UNDERTAKINGS.

         (a) The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) The undersigned registrant hereby undertakes that, insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended (the "Securities Act"), the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Austin and State of Texas the 7th day of August, 1998.

                                    TANISYS TECHNOLOGY, INC.

                                    By: /s/ Charles T. Comiso
                                       ----------------------------------------
                                       Charles T. Comiso, President and
                                       Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Charles T. Comiso or Joe O. Davis, or either of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same and all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting said attorney-in-fact and agent, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or either of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE                                   TITLE                                            DATE
---------                                   -----                                            ----
                                            President, Chief Executive                       August 7, 1998
/s/ Charles T. Comiso                       Officer and Director
-------------------------------             (Principal Executive Officer)
    Charles T. Comiso
                                            Senior Vice President,                           August 7, 1998
/s/ Joe O. Davis                            Chief Financial Officer and Secretary
-------------------------------             (Principal Financial Officer)
    Joe O. Davis
                                            Corporate Controller                             August 7, 1998
/s/ Donald R. Turner                        (Principal Accounting Officer)
------------------------------
    Donald R. Turner
                                            Chairman of the Board                            August 7, 1998
/s/ Parris H. Holmes, Jr.
------------------------------
    Parris H. Holmes, Jr.
                                            Director                                         August 7, 1998
/s/ Gordon H. Matthews
------------------------------
    Gordon H. Matthews
                                            Director                                         August 7, 1998
/s/ Gary W. Pankonien
------------------------------
    Gary W. Pankonien
                                            Director                                         August 7, 1998
/s/ Theodore W. Van Duyn
------------------------------
    Theodore W. Van Duyn

                                  EXHIBIT INDEX


EXHIBIT NO.                             EXHIBIT
-----------                             -------
   3.1*         Articles of Incorporation of Tanisys Technology, Inc., as
                amended

   4.1*         Registration Rights Agreement dated June 30, 1998 between
                Tanisys Technology, Inc. and KA Investments LDC

   5*           Opinion of Fulbright & Jaworski L.L.P. regarding legality

   10.1*        Convertible Preferred Stock Purchase Agreement dated June 30,
                1998, between Tanisys Technology, Inc. and KA Investments LDC

   10.2*        Form of Warrant to purchase Common Stock granted by Tanisys
                Technology, Inc. to each of KA Investments LDC, Midori
                Capital Corporation, Hoth Incorporated and Randy Stein

   23.1*        Consent of Fulbright & Jaworski L.L.P. (contained in Exhibit 5)

   23.2*        Consent of Arthur Andersen LLP

   25*          Power of Attorney (included on signature page)

*  filed herewith